As filed with the Securities and Exchange Commission on February 26, 2008

Registration No. 333-89661; 811-09645

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒

Post-Effective Amendment No. 60

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 61

(Check appropriate box or boxes)

COLUMBIA FUNDS SERIES TRUST

(Exact Name of Registrant as specified in Charter)

One Financial Center

Boston, MA 02111

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (800) 321-7854

James R. Bordewick, Jr.

c/o Columbia Management Group

100 Federal Street

Boston, MA 02110

(Name and Address of Agent for Service)

With copies to:

Robert M. Kurucza, Esq.

Marco E. Adelfio, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Ave., N.W.

Washington, D.C. 20006

It is proposed that this filing will become effective (check appropriate box):

☐	Immediately upon filing pursuant to Rule 485(b), or
☐	on (date) pursuant to Rule 485(b), or
☐	60 days after filing pursuant to Rule 485(a), or
☐	on (date) pursuant to Rule 485(a), or
☐	75 days after filing pursuant to Rule 485 (a)(2)
☐	on (date) pursuant to paragraph(a)(2) of Rule 485.

If appropriate, check the following box:

☒	this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

Designation of New Effective Date for Previously Filed Amendment

This Post-Effective Amendment to the Registration Statement on Form N-1A is being filed for the sole purpose of designating March 31, 2008 as the new effective date for the previously filed Post-Effective Amendment No. 55 under Rule 485(a) under the 1933 Act and Amendment No. 56 under the 1940 Act to the Registration Statement on Form N-1A for Columbia Funds Series Trust (the “Trust”). This Post-Effective Amendment incorporates by reference the information contained in Parts A, B and C of Post-Effective Amendment No. 55 under the 1933 Act and Amendment No. 56 under the 1940 Act to the Trust’s Registration Statement filed on December 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on the 26th day of February, 2008.

COLUMBIA FUNDS SERIES TRUST

By:	/s/ Christopher L. Wilson
Christopher L. Wilson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

SIGNATURES	TITLE	DATE

/s/ Christopher L. Wilson	President and	February 26, 2008
Christopher L. Wilson	Chief Executive Officer (Principal Executive Officer)

*	Senior Vice President, Treasurer	February 26, 2008
J. Kevin Connaughton	and Chief Financial Officer (Principal Financial Officer)

/s/ Michael G. Clarke	Assistant Treasurer	February 26, 2008
Michael G. Clarke	and Chief Accounting Officer (Principal Accounting Officer)

*	Trustee	February 26, 2008
William P. Carmichael

*	Trustee	February 26, 2008
Edward J. Boudreau, Jr.

*	Trustee	February 26, 2008
William A. Hawkins

*	Trustee	February 26, 2008
R. Glenn Hilliard

*	Trustee	February 26, 2008
Minor M. Shaw

*	Trustee	February 26, 2008
John J. Nagorniak

*	Trustee	February 26, 2008
Anthony M. Santomero

*By:

/s/ James R. Bordewick, Jr.
James R. Bordewick, Jr.**
Attorney-in-Fact

**	Executed by James R. Bordewick, Jr. on behalf of J. Kevin Connaughton pursuant to a Power of Attorney dated December 28, 2007, incorporated by reference to Post-Effective Amendment No. 59, filed February 14, 2008, and on behalf of each of the Trustees pursuant to a Power of Attorney dated January 1, 2008, incorporated by reference to Post-Effective Amendment No. 57 filed January 23, 2008.